Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

Insys Therapeutics, Inc.

NeoPharm, Inc.

and

ITNI Merger Sub Inc.

Dated as of October 29, 2010

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 29, 2010 among Insys Therapeutics, Inc., a Delaware corporation (“Insys”), NeoPharm, Inc., a Delaware corporation (“NeoPharm”), and ITNI Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of NeoPharm (“Merger Sub”).

WHEREAS a duly constituted special committee of the Board of Directors of NeoPharm consisting exclusively of independent directors not affiliated with Insys (the “Special Committee”) and the Boards of Directors of Insys, NeoPharm and Merger Sub (i) deem it advisable and in the best interests of their respective corporations, (ii) their stockholders that Insys, NeoPharm and Merger Sub engage in a business combination and have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger (as defined in Section 1.1); and have approved and adopted this Agreement.

WHEREAS the Boards of Directors of Merger Sub and Insys have resolved to recommend the adoption of this Agreement by their stockholders;

WHEREAS the Board of Directors of NeoPharm has designated 15,000,000 shares of NeoPharm’s Preferred Stock, par value $0.01 per share, as Convertible Preferred Stock (“Convertible Preferred Stock”) pursuant to a Certificate of Designations filed on October 29, 2010, a portion of which shares are to be issued as part of the Merger Consideration (as defined in Section 2.1(a)(iii));

WHEREAS the distribution of the Merger Consideration to the stockholders of Insys is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof;

WHEREAS immediately following, and subject to, the consummation of the Merger, NeoPharm intends to distribute to its stockholders of record as of immediately prior to the Merger rights to receive certain contingent payments (“Contingent Payment Rights”) pursuant to a Contingent Payment Rights Agreement in the form set forth as Exhibit A hereto;

WHEREAS for U.S. Federal income Tax purposes, it is intended that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (such Tax treatment being referred to as the “Intended Tax Treatment”), (b) this Agreement be, and is hereby, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (c) Insys, NeoPharm and Merger Sub each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS Insys, NeoPharm and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows. Certain capitalized terms used in this Agreement are defined in Section 9.3.

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”), on the Closing Date, Merger Sub shall be merged with and into Insys (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and Insys shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, Insys shall become a wholly-owned subsidiary of NeoPharm.

1.2 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of McDermott Will & Emery LLC, 227 West Monroe Street, Chicago, Illinois 60606-5096 at 10:00 a.m., Central time, on a date to be specified by Insys and NeoPharm, which shall be no earlier than November 8, 2010 and, on or after that date, no later than the second Business Day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between NeoPharm and Insys; provided, however, that, if any of the conditions set forth in Article VII is not satisfied or (to the extent permitted by law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Law, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the Delaware Law or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the certificate of merger relating to the Merger (the “Certificate of Merger”) has been duly filed with the Secretary of State of the State of Delaware, or at such later time as NeoPharm and Insys shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4 Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the Delaware Law.

1.5 Surviving Corporation Certificate of Incorporation and By-Laws. The certificate of incorporation of Insys, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Insys as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

ARTICLE II

EFFECT ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Insys, NeoPharm, Merger Sub or the holder of any shares of capital stock of Insys or Merger Sub:

(i) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii) Cancellation of Treasury Stock. Each share of common stock, par value $.001 per share, of Insys (such shares, the “Insys Common Stock”), issued and outstanding immediately prior to the Effective Time that is owned by Insys shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Insys Common Stock. Subject to Section 2.2(c), each share of Insys Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii)), shall be converted into 0.133857945 fully paid and nonassessable shares of common stock, par value $0.0002145 per share, of NeoPharm (the “NeoPharm Common Stock”) and 0.102038229 fully paid and nonassessable shares of Convertible Preferred Stock (such shares of NeoPharm Common Stock and Convertible Preferred Stock into which shares of Insys Common Stock are converted pursuant to this Section 2.1(a)(iii), the “Merger Consideration”). All shares of Insys Common Stock converted pursuant to this Section 2.1(a)(iii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented shares of Insys Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive certificates representing the Merger Consideration.

(b) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of NeoPharm Common Stock or Insys Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of NeoPharm Common Stock and the holders of Insys Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.2 Exchange of Certificates.

(a) Exchange Procedures. At the Closing, NeoPharm shall deliver to each holder of record of a Certificate whose shares were converted pursuant to Section 2.1(a)(iii) into the Merger Consideration, upon proper surrender of such Certificate, stock certificates representing that number of whole shares of NeoPharm Common Stock and that number of whole shares of Convertible Preferred Stock into which the aggregate number of shares of Insys Common Stock previously represented by such Certificate pursuant to Section 2.1 has been converted, and the Certificate so surrendered shall immediately be canceled.

(b) No Further Ownership Rights in Insys Common Stock. The shares of NeoPharm Common Stock and Convertible Preferred Stock delivered upon conversion of shares of Insys Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Insys Common Stock. From and after the Effective Time, (i) all holders of Certificates shall cease to have any rights as stockholders of Insys other than the right to receive the Merger Consideration, and (ii) the stock transfer books of Insys shall be closed with respect to all shares of Insys Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Insys Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Insys Common Stock are presented to the Surviving Corporation or NeoPharm for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(c) No Fractional Shares. No fractional shares of NeoPharm Common Stock or Convertible Preferred Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of NeoPharm Common Stock or Convertible Preferred Stock shall be delivered upon the conversion of Insys Common Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of NeoPharm Common Stock or Convertible Preferred Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Insys Common Stock converted pursuant to the Merger shall receive only that number of full shares of NeoPharm Common Stock and Convertible Preferred Stock to which such holder shall be entitled (after aggregating all shares represented by the Certificates delivered by such holder).

(d) Withholding Rights. NeoPharm shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable tax law. Any amounts so deducted, withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction or withholding was made.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NeoPharm, the posting by such Person of a bond, in such reasonable amount as NeoPharm may direct, as indemnity against any claim that may be made against it with respect to such Certificate, shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NEOPHARM AND MERGER SUB

Except as disclosed in the disclosure letter (the “NeoPharm Disclosure Schedule”) delivered by NeoPharm to Insys prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the NeoPharm Disclosure Schedule relates) NeoPharm and Merger Sub hereby represent and warrant to Insys as follows:

3.1 Corporate Organization.

(a) NeoPharm.

(i) NeoPharm is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NeoPharm has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii) True and complete copies of the Restated Certificate of Incorporation of NeoPharm, as amended through, and as in effect as of, the date of this Agreement (the “NeoPharm Charter”), and the Amended and Restated Bylaws of NeoPharm, as amended through, and as in effect as of, the date of this Agreement (the “NeoPharm Bylaws”), have previously been made available to Insys. NeoPharm is not subject to Section 203 of the Delaware Law.

(b) Merger Sub.

(i) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any assets or incurred any liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which have been duly issued, are fully paid and nonassessable and are owned directly by NeoPharm free and clear of any liens.

(ii) True and complete copies of the certificate of incorporation and by-laws of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Insys.

3.2 Capitalization.

(a) Authorized and Issued Shares.

(i) As of the date of this Agreement, the authorized NeoPharm capital stock consists of (A) 50,000,000 shares of NeoPharm Common Stock, of which, as of the close of business on October 19, 2010 (such date and time, the “Measurement Date”), 28,408,482 shares were issued and outstanding and, (B) 15,000,000 shares of Preferred Stock, of which, as of the Measurement Date, no shares were issued and outstanding and all of which have been designated as Convertible Preferred Stock. As of the Measurement Date, zero shares of NeoPharm Common Stock were held in NeoPharm’s treasury. As of the Measurement Date, no shares of NeoPharm’s capital stock or other voting securities of or equity interests in NeoPharm were issued, reserved for issuance or outstanding except as set forth in this Section 3.2(a)(i). As of the Measurement Date, NeoPharm Common Stock was “held of record” (as defined in Rule 12g5-1 of the Securities Exchange Act of 1934) by a total of 129 Persons. All of the issued and outstanding shares of NeoPharm Common Stock are, and, at the time of issuance, all shares of NeoPharm Common Stock and Convertible Preferred Stock that may be issued as Merger Consideration or upon the exercise of NeoPharm Stock Options will be, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the NeoPharm Charter, the NeoPharm Bylaws or any contract to which NeoPharm is a party or by which it is otherwise bound. From and after the Measurement Date through the date of this Agreement, NeoPharm has not issued any capital stock or voting securities or other equity interests.

(ii) As of the date of this Agreement, except for this Agreement and NeoPharm Stock Options, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of NeoPharm or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of NeoPharm or Merger Sub. There are no outstanding obligations of NeoPharm or Merger Sub to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of NeoPharm or Merger Sub. Neither NeoPharm nor Merger Sub is party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, NeoPharm.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of NeoPharm having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(c) Except for the capital stock of Merger Sub, as of the date of this Agreement, NeoPharm does not have any Subsidiaries and does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.3 Authority; No Violation.

(a) NeoPharm has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NeoPharm (the “NeoPharm Board”) and by the Special Committee. The Special Committee and the NeoPharm Board have determined that this Agreement and the transactions contemplated hereby are in the best interests of NeoPharm and its stockholders and have approved and declared advisable this Agreement. No other corporate proceedings on the part of NeoPharm or any vote by the holders of any class or series of NeoPharm capital stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the Delaware Law), provided that adoption of an amendment to the NeoPharm Charter (the “Charter Amendment”) increasing the number of authorized shares of NeoPharm Common Stock, which is necessary to allow the Convertible Preferred Stock to be converted into NeoPharm Common Stock, is subject to the approval of the holders of a majority of the outstanding shares of NeoPharm Common Stock. This Agreement has been duly and validly executed and delivered by NeoPharm and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of NeoPharm, enforceable against NeoPharm in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by NeoPharm and Merger Sub nor the consummation by NeoPharm and Merger Sub of the transactions contemplated hereby, nor compliance by NeoPharm and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming adoption of the Charter Amendment, violate any provision of the NeoPharm Charter or Bylaws or the Merger Sub Charter or Bylaws or (ii) (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or, any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to NeoPharm, Merger Sub or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of NeoPharm or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, License (as defined in Section 3.12(a)), lease, agreement or other instrument or obligation to which NeoPharm or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.

(c) Merger Sub has full corporate or other requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. The Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of Merger Sub and its sole stockholder, has approved and declared advisable this Agreement, recommended that its sole stockholder vote in favor of the adoption of this Agreement, and directed that this Agreement be submitted to its sole stockholder for adoption. No other corporate proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the vote of its sole stockholder adopting this Agreement and the filing of the appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

3.4 Consents and Approvals. No consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by NeoPharm and Merger Sub of this Agreement and (ii) the consummation of the Merger and the other transactions contemplated by this Agreement.

3.5 Financial Statements.

(a) NeoPharm has previously made available to Insys copies of (i) the balance sheets of NeoPharm as of December 31, 2008 and 2009, and the related statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2009, accompanied by the audit report of BDO Seidman, LLP, the independent registered public accounting firm with respect to NeoPharm for such periods, and (ii) the unaudited balance sheet of NeoPharm as of September 30, 2010 and the related statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for the nine-month periods ended September 30, 2009 and 2010 (such audited and unaudited balance sheets and statements, the “NeoPharm Financial Statements”). The balance sheets of NeoPharm (including the related notes, where applicable) included in the NeoPharm Financial Statements fairly present in all material respects the financial position of NeoPharm as of the dates thereof, and the other financial statements included in the NeoPharm Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of operations, changes in stockholders’ equity and cash flows of NeoPharm for the respective fiscal periods therein set forth, subject, in the case of the unaudited NeoPharm Financial Statements, to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Except for those liabilities that are reflected or reserved against on the NeoPharm Financial Statements, and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, since such date, neither NeoPharm nor Merger Sub has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise that would be required by GAAP to be reflected on a balance sheet of NeoPharm.

3.6 Brokers’ Fees. None of NeoPharm, Merger Sub or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Oppenheimer & Co., Inc. (“Oppenheimer”), which firm NeoPharm retained pursuant to an engagement letter. NeoPharm has delivered to Insys a true and complete copy of such engagement letter and any amendments thereto under which any fees or expenses are payable and all indemnification and other agreements related to the engagement of Oppenheimer.

3.7 Absence of Certain Changes or Events. Since September 30, 2010, (a) no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NeoPharm and (b) except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, NeoPharm has carried on its business in all material respects in the ordinary course.

3.8 Legal Proceedings.

(a) Neither NeoPharm nor Merger Sub is a party to, and there are not pending or, to NeoPharm’s knowledge, threatened, any material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against NeoPharm or Merger Sub.

(b) There is no material Injunction, judgment or regulatory restriction imposed upon NeoPharm or the assets of NeoPharm.

3.9 Taxes and Tax Returns.

(a)(i) NeoPharm and Merger Sub have timely filed, taking into account any extensions, all material Tax Returns required to be filed by them (all such returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no liens for Taxes on any assets of NeoPharm; (iii) no deficiency for any Tax has been asserted or assessed by a Tax authority against NeoPharm or Merger Sub which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) NeoPharm has provided adequate reserves in its financial statements for any Taxes that have not been paid; and (v) neither NeoPharm nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement.

(b) Within the past five years, neither NeoPharm nor Merger Sub has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c) NeoPharm is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Neither NeoPharm nor Merger Sub has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state law).

(e) No disallowance of a deduction under Section 162(m) or Section 280G of the Code, or imposition of an excise tax under Section 4999 of the Code, for any amount paid or payable by NeoPharm or Merger Sub as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, is reasonably expected to occur either as a result of the Merger or otherwise.

(f) Section 3.9(f) of the NeoPharm Disclosure Schedule sets forth (i) the amount on December 31, 2009 (and determined based on information available as of the date of this Agreement) of net operating losses, capital losses and alternative minimum tax credits and other credits of the consolidated group of which NeoPharm is the common parent for federal income Tax purposes, (ii) dates of expiration of such items and (iii) any limitations on such items. As of the date of this Agreement, neither NeoPharm nor any NeoPharm Subsidiary has undergone an ownership change (within the meaning of Section 382(g)(1) of the Code) since February 1, 2006.

(g) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, environmental, stamp, disability, escheat, production, value-added, occupancy, backup withholding and other taxes, or other like charges, levies or like assessments imposed by a Governmental Entity, together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and the term “Tax Return” means any return, filing, report, questionnaire, information statement or other document (including elections, declarations, disclosures, schedules, estimates and information returns) required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Tax authority (whether or not a payment is required to be made with respect to such filing).

3.10 Employee Benefits.

(a) Section 3.10 of the Disclosure Schedule lists each employee benefit plan (as defined under ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind (an “Employee Benefit Plan”) that NeoPharm or any of its Affiliates maintains or to which NeoPharm or any of its Affiliates contributes or has any obligation to contribute or with respect to which NeoPharm or any of its Affiliates has any liabilities (each a “NeoPharm Employee Benefit Plan”). With respect to each NeoPharm Employee Benefit Plan:

(i) Such NeoPharm Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such NeoPharm Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii) NeoPharm and any entity treated as a single employer with NeoPharm for the purposes of Section 414 of the Code (each, an “ERISA Affiliate”) have complied with the requirements of Section 4980B of the Code and any similar state law in all material respects.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such NeoPharm Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such NeoPharm Employee Benefit Plan or accrued in accordance with the past custom and practice of NeoPharm. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such NeoPharm Employee Benefit Plan.

(iv) Each such NeoPharm Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) is so qualified and has received a determination letter or is entitled to rely on an opinion letter from the Internal Revenue Service that such NeoPharm Employee Benefit Plan is so qualified, and, to the knowledge of NeoPharm, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such NeoPharm Employee Benefit Plan.

(v) There have been no Prohibited Transactions (as defined in ERISA §406 and Code §4975) with respect to any such NeoPharm Employee Benefit Plan or any Employee Benefit Plan (maintained by an ERISA Affiliate that could result in a material liability to NeoPharm). No Fiduciary ( as defined in ERISA §3(21)) has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such NeoPharm Employee Benefit Plan. No proceeding with respect to the administration or the investment of the assets of any such NeoPharm Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of NeoPharm, threatened.

(vi) NeoPharm has made available to Insys correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such NeoPharm Employee Benefit Plan.

(vii) No such NeoPharm Employee Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i)

coverage mandated by law or (ii) death or retirement benefits under any NeoPharm Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(viii) To the extent that any such NeoPharm Employee Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such NeoPharm Employee Benefit Plan has been operated in material compliance with Section 409A of the Code and applicable guidance promulgated thereunder.

(b) Neither NeoPharm nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any actual or potential liability under or with respect to any “defined benefit plan” (as defined in ERISA §3(35)) or any multiemployer plan (as defined in ERISA §3(37).

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or together with any other event or events) (i) entitle any employee, officer or director of NeoPharm to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit), (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any such employee, officer or director, (iii) entitle any employee, officer or director to any additional compensation, benefits or awards or (iv) result in payments which would not be deductible under 280G of the Code.

3.11 Labor and Employment Matters. NeoPharm is not a party to any collective bargaining or other labor union contracts applicable to any employees of NeoPharm. As of the date hereof, there is no strike, work stoppage or lockout by or with respect to any employee of NeoPharm.

3.12 Compliance with Laws; Licenses.

(a) The business of NeoPharm has been conducted in material compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, arbitration awards, agency requirements and Licenses (as defined below) of all Governmental Entities, including all applicable rules, regulations, directives, orders and policies of the U.S. Food and Drug Administration (“FDA”). NeoPharm has all permits, authorizations, waivers, consents, approvals, licenses, franchises, variances, exemptions and orders, issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct its business as presently conducted.

(b) NeoPharm is in material compliance with (i) its obligations under each of the NeoPharm Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Licenses. There is not pending or, to NeoPharm’s knowledge, threatened by or before the FDA or any other Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against NeoPharm relating to any of the NeoPharm Licenses. The actions of the applicable Governmental Entities granting all NeoPharm Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to NeoPharm’s knowledge, threatened, any material application, petition, objection or other pleading with the

FDA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any License.

3.13 Certain Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists the following types of contracts and agreements to which NeoPharm or Merger Sub is a party, excluding contracts and agreements under which NeoPharm and Merger Sub have no further rights or obligations (such contracts and agreements as are required to be set forth in Section 3.13(a) of the Disclosure Schedule being the “Material Contracts”): (i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the United States Securities and Exchange Commission with respect to NeoPharm; (ii) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $50,000, in the aggregate, over the term of such contract or agreement; (iii) all contracts and agreements evidencing indebtedness for borrowed money; (iv) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions); (v) all contracts and agreements relating to issuances of securities of NeoPharm or Merger Sub (and all letters of intent, term sheets and draft agreements relating to any such pending transactions); (vi) all contracts that contain exclusivity or “most favored nation” provisions; (vii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of NeoPharm or income or revenues related to any product of NeoPharm; (viii) all contracts and agreements with any Governmental Authority; (ix) all contracts and agreements that limit, or purport to limit, the ability of NeoPharm to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) all contracts and agreements providing for benefits under any Employee Benefit Plan; and (xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to NeoPharm, or the conduct of its business, or the absence of which would constitute a Material Adverse Effect.

(b) Each Material Contract is a legal, valid and binding agreement of NeoPharm or Merger Sub, as the case may be. NeoPharm has not received any claim of default under or cancellation of any Material Contract and is not in breach or violation of, or default under, any Material Contract; and (iii) to NeoPharm’s knowledge, no other party is in breach or violation of, or default under, any Material Contract.

3.14 Intellectual Property. The conduct of the business as currently conducted by NeoPharm does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and in the three-year period immediately preceding the date of this Agreement there has been no such claim, action or proceeding commenced or, to NeoPharm’s knowledge, threatened against NeoPharm or any indemnitee thereof. There is no claim, action or proceeding pending or, to NeoPharm’s knowledge, threatened against NeoPharm or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property Rights owned or held by NeoPharm or used in the business of NeoPharm.

3.15 Fairness Opinion. The Special Committee has received the opinion of Oppenheimer dated the date of this Agreement, substantially to the effect that as of the date of this Agreement the consideration to be paid by NeoPharm in the Merger is fair, from a financial point of view, to NeoPharm.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INSYS

Except as disclosed in the disclosure letter (the “Insys Disclosure Schedule”) delivered by Insys to NeoPharm prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Insys Disclosure Schedule relates) hereby represents and warrants to NeoPharm and Merger Sub as follows:

4.1 Corporate Organization.

(a) Insys is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Insys has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) True and complete copies of the Amended and Restated Certificate of Incorporation of Insys, as amended through, and as in effect as of, the date of this Agreement (the “Insys Charter”), and the Amended and Restated Bylaws of Insys, as amended through, and as in effect as of, the date of this Agreement (the “Insys Bylaws”), have previously been made available to NeoPharm.

4.2 Capitalization.

(a) Authorized and Issued Shares.

(i) As of the date of this Agreement, the authorized Insys capital stock consists of 175 million shares of Insys Common Stock, $.001 par value, 160,500,000 shares of which have been designated as Common Stock and 14,500,000 shares of which have been designated as Non-Voting Common Stock. As of the Measurement Date, 145,470,763 shares of Common Stock and 145,284 shares of Non-Voting Common Stock were issued and outstanding. As of the Measurement Date, zero shares of Insys Common Stock were held in Insys’s treasury. As of the Measurement Date, no shares of Insys capital stock or other voting securities of or equity interests in Insys were issued, reserved for issuance or outstanding except as set forth in this Section 4.2(a)(i). As of the Measurement Date, the Insys Common Stock was held by twenty one Persons. All of the issued and outstanding shares of Insys Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Insys Stock Options will be, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Insys

Charter, the Insys Bylaws or any contract to which Insys is a party or by which it is otherwise bound. From and after the Measurement Date through the date of this Agreement, Insys has not issued any capital stock or voting securities or other equity interests.

(ii) As of the date of this Agreement, except for this Agreement and Insys Stock Options, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of Insys to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Insys. There are no outstanding obligations of Insys to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Insys.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Insys having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(c) Insys does not have and has never had any Subsidiaries and does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.3 Authority; No Violation.

(a) Insys has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Insys (the “Insys Board”). The Insys Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of Insys and its stockholders and has approved and declared advisable this Agreement, recommended that its stockholders vote in favor of the adoption of this Agreement and directed that this Agreement be submitted to its stockholders for adoption. No other corporate proceedings on the part of Insys or its stockholders is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of Insys adopting this Agreement (the “Insys Stockholder Vote”) and the filing of the appropriate merger documents as required by the Delaware Law). This Agreement has been duly and validly executed and delivered by Insys and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Insys, enforceable against Insys in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Insys nor the consummation by Insys of the transactions contemplated hereby, nor compliance by Insys with any of the terms or provisions of this Agreement, will (i) violate any provision of the Insys Charter or Bylaws or (ii) (A) violate any order, Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Insys or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of Insys under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, License, lease, agreement or other instrument or obligation to which Insys is a party, or by which it or any of its properties or assets may be bound or affected.

4.4 Consents and Approvals. No consents, approvals of, filings or registrations with, or orders, authorizations or authority of any Governmental Entity are necessary in connection with (i) the execution and delivery by Insys of this Agreement and (ii) the consummation of the Merger and the other transactions contemplated by this Agreement.

4.5 Financial Statements. Insys has previously made available to NeoPharm copies of (i) the balance sheets of Insys as of December 31, 2009 and September 30, 2010, and the related statements of operations, for the twelve-month and nine-month periods then ended, respectively, (such balance sheets and statements of operations, the “Insys Financial Statements”). The balance sheets of Insys included in the Insys Financial Statements fairly present in all material respects the financial position of Insys as of the dates thereof, and the statements of operations included in the Insys Financial Statements fairly present in all material respects the results of operations of Insys for the respective fiscal periods therein set forth, and each of such statements has been prepared in all material respects in accordance with accounting principles consistently applied during the periods involved.

4.6 Brokers’ Fees. Neither Insys nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.7 Absence of Certain Changes or Events. Since December 31, 2009, (a) no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Insys and (b) except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, Insys has carried on its business in all material respects in the ordinary course.

4.8 Legal Proceedings.

(a) Insys is not a party to, nor is there pending or, to Insys’ knowledge, threatened, any material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Insys.

(b) There is no material Injunction, judgment or regulatory restriction imposed upon Insys or the assets of Insys.

4.9 Taxes. Insys is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10 Stock Plans. Section 4.10 of the Insys Disclosure Schedule lists each Employee Benefit Plan of Insys providing for the issuance of shares of Insys Common Stock, stock options exercisable for Insys Common Stock or other equity-based compensation.

4.11 Compliance with Laws; Licenses. The business of Insys has been conducted in material compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, arbitration awards, agency requirements and Licenses of all Governmental Entities, including all applicable rules, regulations, directives, orders and policies of the FDA. No investigation or review by the FDA or any other Governmental Entity with respect to Insys is pending or, to Insys’ knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Insys has all Licenses necessary to conduct its business as presently conducted.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except (a) as expressly contemplated or permitted by this Agreement, (b) as specifically set forth in Section 5.1 of the NeoPharm Disclosure Schedule or Section 5.1 of the Insys Disclosure Schedule or (c) with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), each of NeoPharm and Insys will, and will cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either NeoPharm or Insys to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1 and (ii) no party shall be deemed to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s compliance with a prohibition in Section 5.2 or Section 5.3, as applicable.

5.2 NeoPharm Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the NeoPharm Disclosure Schedule, as required by law or as expressly contemplated or permitted by this Agreement, NeoPharm will not, and will not permit Merger Sub, without the prior written consent of Insys (which shall not be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money, or make any loan or advance;

(b) adjust, split, combine or reclassify the NeoPharm Common Stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, other than the distribution of the Contingent Payment Rights;

(d) grant any stock appreciation right or any right to acquire any shares of its capital stock, voting securities or equity interests or any long-term cash incentive award;

(e) except pursuant to the exercise of NeoPharm Stock Options outstanding as of the date of this Agreement, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (i) any additional shares of NeoPharm Common Stock or Equity Equivalents of NeoPharm or (ii) any rights that are linked in any way to the price of, to the value of or of any part of, or to any dividends or distributions paid on, any NeoPharm Common Stock or Equity Equivalents of NeoPharm;

(f) other than as required to comply with applicable law or a NeoPharm Employee Benefit Plan disclosed in Section 3.10 of the NeoPharm Disclosure Schedule, (i) increase the wages, salaries, compensation, bonus, pension, or other benefits or perquisites payable to any officer or employee, (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any officer or employee, except with respect to new hires, (iii) adopt, enter into, terminate or amend in any material respect any NeoPharm Employee Benefit Plan, other than the entry into of employment agreements with newly hired employees in the ordinary course of business consistent with past practice, or (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any NeoPharm Employee Benefit Plan; or

(g) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to NeoPharm, in any transaction or series of transactions, to any Person other than Insys, or cancel, release or assign to any such Person any indebtedness or any claims held by NeoPharm, other than in the ordinary course of business consistent with past practice;

(h) enter into any new line of business;

(i) settle any claim, action or proceeding, except settlements (i) in the ordinary course of business or (ii) to the extent subject to and not materially in excess of reserves set forth on the consolidated balance sheet of NeoPharm dated September 30, 2010 that relate to matters being settled existing as of such date in accordance with GAAP;

(j) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) acquisitions of or improvements to assets used in the operations of NeoPharm in the ordinary course of business and (ii) short-term investments of cash in marketable securities in the ordinary course of business;

(k) except for the Charter Amendment, amend the NeoPharm Charter or the NeoPharm Bylaws;

(l) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law;

(m) enter into or amend any contract or take any other action if such contract, amendment or action (A) would reasonably be expected to impair in any material respect the ability of NeoPharm, Merger Sub or Insys to conduct their respective businesses after the Effective Time in the same manner as currently conducted, or (B) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger, in each case except as required by applicable Law;

(n) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(o) enter into or amend any Material Contract to the extent the consummation of the Merger or compliance by NeoPharm with the provisions of this Agreement would reasonably be expected to violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of NeoPharm or Merger Sub under, any provision of such contract or amendment; and

(p) agree or commit or resolve to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the actions prohibited by this Section 5.2.

5.3 Insys Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Insys Disclosure Schedule, as required by law or as expressly contemplated or permitted by this Agreement, Insys will not, without the prior written consent of NeoPharm (which shall not be unreasonably withheld, conditioned or delayed):

(a) adjust, split, combine or reclassify the Insys Common Stock;

(b) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (i) any additional shares of Insys Common Stock or Equity Equivalents of Insys or (ii) any rights that are linked in any way to the price of, or to the value of or of any part of, or to any dividends or distributions paid on, any Insys Common Stock or Equity Equivalents of Insys, except pursuant to the exercise of Insys Stock Options outstanding as of the date of this Agreement;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Insys, in any transaction or series of transactions, to any

Person other than NeoPharm, or cancel, release or assign to any such Person any indebtedness or any claims held by Insys, other than in the ordinary course of business consistent with past practice;

(e) enter into any new line of business;

(f) settle any claim, action or proceeding, except settlements (i) in the ordinary course of business or (ii) to the extent subject to and not materially in excess of reserves set forth on the consolidated balance sheet of Insys dated September 30, 2010 that relate to matters being settled existing as of such date in accordance with GAAP;

(g) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) acquisitions of or improvements to assets used in the operations of Insys in the ordinary course of business and (ii) short-term investments of cash in marketable securities in the ordinary course of business;

(h) amend the Insys Charter or the Insys Bylaws;

(i) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law;

(j) enter into or amend any contract or take any other action if such contract, amendment or action (A) would reasonably be expected to impair in any material respect the ability of NeoPharm, Merger Sub or Insys to conduct their respective businesses after the Effective Time in the same manner as currently conducted, or (B) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger, in each case except as required by applicable Law; and

(k) agree or commit or resolve to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the actions prohibited by this Section 5.3.

5.4 Control of Other Party’s Business. Nothing contained in this Agreement will give NeoPharm or Merger Sub, directly or indirectly, the right to control Insys or to direct the business or operations of Insys prior to the Effective Time. Nothing contained in this Agreement will give Insys, directly or indirectly, the right to control NeoPharm or Merger Sub or to direct the business or operations of NeoPharm or Merger Sub prior to the Effective Time. Prior to the Effective Time, each of NeoPharm, Merger Sub and Insys will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place NeoPharm or Insys in violation of any rule, regulation or policy of any Governmental Entity or applicable law.

5.5 No Solicitation.

(a) NeoPharm will not, and will cause Merger Sub and each officer or director of NeoPharm and Merger Sub not to, and will use its reasonable best efforts to cause each employee, agent, consultant or representative (including any financial or legal advisor or other representative) of NeoPharm or Merger Sub, not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving NeoPharm that, if consummated, would constitute a Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as a “NeoPharm Acquisition Proposal”), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with any Person in connection with any NeoPharm Acquisition Proposal, or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any NeoPharm Acquisition Proposal.

(b) As used in this Agreement, “Competing Transaction” means, with respect to NeoPharm, any of (i) a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) other than the other party to this Agreement or such third Person’s Affiliates, or the stockholders of such third Person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of the outstanding shares of NeoPharm Common Stock or of the outstanding voting power of NeoPharm (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such voting power), whether from NeoPharm or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or business combination pursuant to which any third Person or group of Persons (other than Insys or its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or the outstanding voting power of NeoPharm, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (iii) a recapitalization of NeoPharm or any transaction similar to a transaction referred to in clause (ii) above involving NeoPharm pursuant to which any third Person or group of Persons (other than Insys or its Affiliates) party thereto, or its stockholders, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or the outstanding voting power of NeoPharm or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof or (iv) any transaction pursuant to which any third Person or group of Persons (other than Insys or its Affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets of NeoPharm representing 10% or more of consolidated revenues, for the last 12 full calendar months or the fair market value of all the assets of NeoPharm immediately prior to such transaction.

(c) NeoPharm shall (i) promptly advise Insys orally and in writing of any request for confidential information in connection with a NeoPharm Acquisition Proposal or of any NeoPharm Acquisition Proposal, the material terms and conditions of such request or the NeoPharm Acquisition Proposal and the identity of the person making such request or NeoPharm Acquisition Proposal, and (ii) keep Insys promptly advised of all significant developments which could reasonably be expected to culminate in the NeoPharm Board exercising any of its rights under Section 5.5(d)

(d) Notwithstanding anything to the contrary set forth in this Section 5.5 or elsewhere in this Agreement, if at any time prior to the Effective Time or the valid termination of this Agreement pursuant to Article VIII, (i) NeoPharm has otherwise complied with its obligations under Section 5.5(a) and NeoPharm has received from a third party a written NeoPharm Acquisition Proposal that the NeoPharm Board (acting through the Special Committee or otherwise) believes in good faith to be bona fide, (ii) the NeoPharm Board (acting through the Special Committee or otherwise) determines in good faith, after consultation with its financial advisors and legal counsel, that such NeoPharm Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (iii) the NeoPharm Board determines (acting through the Special Committee or otherwise) in good faith, after consultation with its legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the NeoPharm’s stockholders under Delaware Law, (iv) NeoPharm provides Insys at least two business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such NeoPharm Acquisition Proposal that is specified in Section 5.5(c), and (v) at the end of such two business day period, the NeoPharm Board concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Insys), that the NeoPharm Acquisition Proposal continues to be a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary obligations to the NeoPharm’s stockholders under Delaware Law, then NeoPharm may (A) furnish information regarding NeoPharm to the Person making the NeoPharm Acquisition Proposal and (B) participate in discussions or negotiations with the Person making the NeoPharm Acquisition Proposal regarding the NeoPharm Acquisition Proposal.

(e) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written NeoPharm Acquisition Proposal not solicited in violation of Section 5.5, that (i) the NeoPharm Board (acting through the Special Committee or otherwise) determines in its good faith judgment, after receiving the advice of its financial advisor, is more favorable from a financial point of view to the NeoPharm stockholders (in their capacity as such) than the Merger, (ii) is not subject to a financing or due diligence condition and (iii) the NeoPharm Board (acting through the Special Committee or otherwise) determines is reasonably capable of being consummated on the terms proposed, taking into account all financing, legal, regulatory and other aspects of such proposal and any other relevant factors permitted by applicable law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. Upon reasonable notice and subject to applicable law, each of Insys, NeoPharm and Merger Sub shall afford to the other party and to the representatives of the other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Insys, NeoPharm and Merger Sub shall furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request.

6.2 Required Actions.

(a) Each of the parties shall take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof.

(b) NeoPharm shall give prompt notice to Insys, and Insys shall give prompt notice to NeoPharm, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that a failure to comply with this Section 6.2(c) will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

(c) As soon as practicable after the execution of this Agreement NeoPharm shall approve this Agreement as the sole stockholder of Merger Sub.

(d) As soon as practicable after the execution of this Agreement Insys shall use its best efforts to solicit the Insys Stockholder Vote and shall take all other action necessary or advisable to secure the Insys Stockholder Vote.

6.3 Stock Plans. Prior to the Effective Time:, Insys Board shall adopt such resolutions or take such other actions as may be required to adjust the terms of each Insys Stock Option outstanding as of immediately before the Effective Time to provide that, at the Effective Time, such Insys Stock Option, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as are applicable under such Insys Stock Option, a number of shares of NeoPharm Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Insys Common Stock subject to such Insys Stock Option multiplied by (ii) 3.717238095, at an exercise price per share of NeoPharm Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Insys Common Stock under such Insys Stock Option divided by (y) 3.717238095 (each, an “Insys Rollover Option”); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 424 of the Code, the option price, the number of share purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

6.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense.

6.5 Indemnification.

(a) Insys, NeoPharm and Merger Sub agree that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Insys, NeoPharm and Merger Sub as provided in their respective certificates of incorporation, by-laws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, NeoPharm shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the NeoPharm Charter and the NeoPharm Bylaws in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of NeoPharm or Merger Sub; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

(b) Each of NeoPharm and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of NeoPharm or Merger Sub (including such individual’s heirs, executors or administrators), in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such indemnified party is or was an officer, director or fiduciary of NeoPharm or Merger Sub at or prior to the Effective Time; provided, however, that the indemnified party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law, to repay such advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses. No indemnified party shall settle, compromise or consent to the entry of any judgment in any threatened or actual proceeding for which indemnification could be sought by an indemnified party hereunder unless NeoPharm consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) NeoPharm shall provide NeoPharm’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six years from the Effective Time that is substantially similar (with respect to limits and deductibles) to NeoPharm’s existing policy.

6.6 Transaction Litigation. NeoPharm shall give Insys the opportunity to participate in the defense or settlement of any stockholder litigation against NeoPharm and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Insys, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that Insys will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by NeoPharm (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and Insys may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

6.7 Director and Officer Transition. Prior to the Effective Time (i) the NeoPharm Board shall have duly elected Michael Babich, Rao Akella, Brian Tambi and Steve Meyer to the NeoPharm Board and (ii) NeoPharm shall use its best efforts to secure the resignations of all other directors and officers of NeoPharm effective on or prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) Regulatory Approvals. Any approval or authorization required to be obtained from any Governmental Entity for the consummation of the Merger shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or Injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c) Insys Stockholder Vote. The Insys Stockholder Vote shall have been obtained.

7.2 Conditions to Obligations of Insys. The obligation of Insys to effect the Merger is also subject to the satisfaction, or waiver by Insys, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of NeoPharm and Merger Sub set forth in this Agreement, other than in Sections 3.2(a), 3.3(a) and 3.7(a), shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on NeoPharm, (ii) the representations and warranties of NeoPharm and Merger Sub set forth in Sections 3.2(a) and 3.3(a) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the representations and warranties of NeoPharm and Merger Sub set forth in Section 3.7(a) shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date, and Insys shall have received a certificate signed on behalf of NeoPharm by the Chief Executive Officer or the Chief Financial Officer of NeoPharm to the foregoing effects.

(b) Performance of Obligations of NeoPharm. NeoPharm shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Insys shall have received a certificate signed on behalf of NeoPharm by the Chief Executive Officer or the Chief Financial Officer of NeoPharm to such effect.

(c) Resignations. NeoPharm shall have received the resignations provided in Section 6.7 from its directors and officers, and Insys shall have been provided with copies thereof.

7.3 Conditions to Obligations of NeoPharm. The obligation of NeoPharm and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by NeoPharm, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Insys set forth in this Agreement, other than Sections 4.2(a), 4.3(a) and 4.7(a) shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Insys, (ii) the representations and warranties of Insys set forth in Sections 4.2(a) and 4.3(a) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the representations and warranties of Insys set forth in Section 4.7(a) shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date, and NeoPharm shall have received a certificate signed on behalf of Insys by the Chief Executive Officer or the Chief Financial Officer of Insys to the foregoing effects.

(b) Performance of Obligations of Insys. Insys shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NeoPharm shall have received a certificate signed on behalf of Insys by the Chief Executive Officer or the Chief Financial Officer of Insys to such effect.

(c) Investment Representation Letters. NeoPharm shall have received from each holder of Insys Common Stock a letter, in form and substance reasonably satisfactory to

NeoPharm, (i) representing that such holder is acquiring the Merger Consideration for investment and not with a view to, or for sale in connection with, any distribution thereof, and (ii) acknowledging that the Merger Consideration will constitute “restricted securities” and may not be disposed of except pursuant to an effective registration statement under the Securities Act of 1933 or in a transaction that is exempt from registration under such act.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual consent of Insys and NeoPharm in a written instrument, if the Board of Directors of each so determines;

(b) by either the Insys Board or the NeoPharm Board, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 8.1(b) if such party’s breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c) by either the Insys Board or the NeoPharm Board if the Merger shall not have been consummated on or before December 31, 2010, subject to extension by the mutual agreement of Insys and NeoPharm (the “End Date”);

(d) by the Insys Board if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of NeoPharm or Merger Sub , which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b), unless such failure is reasonably capable of being cured, and NeoPharm is continuing to use its reasonable best efforts to cure such failure, by the End Date;

(e) by the NeoPharm Board if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Insys, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b), unless such failure is reasonably capable of being cured, and Insys is continuing to use its reasonable best efforts to cure such failure, by the End Date; and

(f) by the NeoPharm Board in order to concurrently enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if NeoPharm has complied in all material respects with the requirements of Section 5.5 and, prior to or concurrently with such termination, NeoPharm pays to Insys a termination fee of $500,000 in cash.

8.2 Effect of Termination. In the event of termination of this Agreement by either Insys or NeoPharm in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Insys, NeoPharm or Merger Sub, or their respective Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (a) Sections 3.6, 4.6 and 6.4, Article IX (other than Section 9.13) and the last sentence of Section 6.1 as well as the Confidentiality Agreement shall survive any termination of this Agreement and (b) notwithstanding any termination or any contrary provision contained in this Agreement, neither Insys, NeoPharm nor Merger Sub shall be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement).

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by NeoPharm, Merger Sub and Insys, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, NeoPharm (on behalf of itself and Merger Sub) and Insys may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to NeoPharm or Merger Sub, to

NeoPharm, Inc.

101 Waukegan Road, Suite 970

Lake Bluff, IL 60044

Attention: Martin McCarthy

with a copy to:

Christopher R. Manning

Burke Warren MacKay & Serritella PC

330 N. Wabash Avenue, 22nd Floor

Chicago, IL 60611

(b) if to Insys, to

Insys Therapeutics, Inc.

10220 South 51st Street, Suite 2

Phoenix, AZ 85044

Attention: Michael L. Babich

with a copy to:

Thomas J. Murphy

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606

9.3 Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in New York City.

“Equity Equivalents” of any Person means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of such Person, (y) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other equity interests in such Person or (z) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, such Person.

Insys Stock Option” means any option to purchase Insys Common Stock granted under any Insys Stock Plan.

“Insys Stock Plans” means the equity-based compensation plans identified in Section 4.10 of the Insys Disclosure Schedule.

“Intellectual Property Rights” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including computer software and databases (including source code, object code and all related documentation)), and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

“Material Adverse Effect” with respect to any Person means any events or developments that, individually or taken together, materially adversely affect the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person operates, (ii) general economic or regulatory, legislative or political conditions, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, (v) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof), except, in the case of clauses (i), (ii), and (v), only to the extent such events or developments affect such Person to a disproportionate degree relative to other companies in the industry.

“NeoPharm Restricted Shares” means any award of NeoPharm Common Stock that is subject to restrictions based on performance or continuing service and granted under any NeoPharm Stock Plan.

“NeoPharm Stock Option” means any option to purchase NeoPharm Common Stock under any NeoPharm Stock Plan.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Subsidiary,” when used with respect to a Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

9.4 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto. The Insys Disclosure Schedule and the NeoPharm Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The Insys Disclosure Schedule and the NeoPharm Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Insys Disclosure Schedule or NeoPharm Disclosure Schedule, as the case may be, relates; provided, however, that any fact or item that is disclosed in any section of the Insys Disclosure Schedule or the NeoPharm Disclosure Schedule so as to make its relevance (i) to other representations made elsewhere in the Agreement, (ii) to the information called for by other sections of the Insys Disclosure Schedule or the NeoPharm Disclosure Schedule or (iii) to the annexes or exhibits to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed in such other sections of the Insys Disclosure Schedule, the NeoPharm Disclosure Schedule or the annexes or exhibits to this Agreement, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on Insys or NeoPharm, as the case may be. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. References to the “other party” or “either party” will be deemed to refer to NeoPharm and Merger Sub, collectively, on the one hand, and Insys, on the other hand. All electronic communications from a Person shall be deemed to be “written” for purposes of this Agreement.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Insys Disclosure Schedule and the NeoPharm Disclosure Schedule and the Contingent Payment Right Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except as provided in Section 6.5 or the Contingent Payment Rights Agreement, are not intended to confer upon any Person other than the parties any rights or remedies.

9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF DELAWARE.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.11 Jurisdiction. Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, its negotiation or the transactions contemplated by this Agreement, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.2 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In connection with any such proceeding that results in a judgment, the non-prevailing party will pay the prevailing party its reasonable costs and expenses (including attorney’s fees and expenses) incurred in connection with such proceeding.

9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING,

DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, ITS NEGOTIATION OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Publicity. Insys and NeoPharm shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law or court process.

IN WITNESS WHEREOF, Insys, NeoPharm and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

INSYS THERAPEUTICS, INC.

By:	/s/ Michael Babich
Name: Michael Babich
Title: President

NEOPHARM, INC.

By:	/s/ Alquilur Rahman
Name: Alquilur Rahman
Title: President & Chief Executive Office

ITNI MERGER SUB INC.

By:	/s/ Martin K. McCarthy
Name: Martin K. McCarthy
Title: Vice President, Secretary & Treasurer

EXHIBIT A

Contingent Payment Rights Agreement

See attached.

CONTINGENT PAYMENT RIGHTS AGREEMENT

THIS CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of November 8, 2010 (this “Agreement”), is entered into by and between NeoPharm, Inc., a Delaware corporation (“NeoPharm”), Computershare Trust Company, N.A., a national banking association (“Trust Company”) and Computershare Inc., a Delaware corporation (“Computershare” and, together with Trust Company, in their capacity as Rights Agent hereunder, the “Rights Agent”).

Preamble

Insys Therapeutics, Inc., a Delaware corporation (“Insys”), NeoPharm and ITNI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of NeoPharm (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of October 29, 2010 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Insys, with Insys surviving the Merger as a wholly-owned subsidiary of NeoPharm (the “Merger”).

Pursuant to the Merger Agreement, Insys and NeoPharm have agreed that, immediately following, and subject to, the consummation of the Merger, NeoPharm shall distribute to its stockholders of record as of immediately prior to the effective time of the Merger the rights to receive contingent cash payments as hereinafter described.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

PART I

DEFINITIONS

Section 1. Definitions.

1.1 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(c) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other persons and vice versa; and

(d) all references to “including” shall be deemed to mean including without limitation.

1.2 The following terms shall have the meanings ascribed to them below:

“Board of Directors” means the board of directors of NeoPharm.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of NeoPharm to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Saturday, Sunday or a day on which the New York Stock Exchange is authorized or obligated by law or executive order to remain closed.

“CPRs” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“CPR Payment Date” means the date set in accordance with Section 2.4(a) on which the CPR Payment Amount is to be paid by the Rights Agent to the Holders.

“DTC” means The Depository Trust Company.

“CPR Payment Amount” means an amount equal to $0.70402 per CPR, payable in cash.

“CPR Payment Event” means that, on or before the fifth anniversary of the date on which the Merger becomes effective, NeoPharm shall have received an approval letter from the U.S. Food and Drug Administration with respect to its New Drug Application for any one or more of the primary NeoPharm drugs currently under development, those being LEP-ETU, LE-DT and IL13-PE38, which approval letter grants NeoPharm the right to market and sell such drug immediately and provides labeling for such drug that does not contain a “black box warning.”

“Holder” means a person in whose name a CPR is registered in the CPR Register.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“NeoPharm Common Stock” means the common stock of NeoPharm, par value $0.0002145 per share.

“Permitted Transfer” means: a transfer of CPRs (a) on death by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CPRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

PART II

CONTINGENT PAYMENT RIGHTS

Section 1. CPRs.

The CPRs represent the right of Holders to receive contingent cash payments pursuant to this Agreement. Each Holder shall be entitled to one CPR for each share of NeoPharm Common Stock owned by such Holder immediately prior to the Effective Time.

Section 2. Nontransferable.

The CPRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 3. No Certificate; Registration; Registration of Transfer; Change of Address.

3.1 The CPRs shall not be evidenced by a certificate or other instrument.

3.2 The Rights Agent shall keep a register (the “CPR Register”) for the purpose of registering CPRs and transfers of CPRs as herein provided. The CPR Register will show one position for Cede & Co. representing all the CPRs issued with respect to the shares of NeoPharm Common Stock held by DTC on behalf of beneficial owners of shares of NeoPharm Common Stock as of immediately prior to the time the Merger becomes effective. Neither NeoPharm nor the Rights Agent will have any responsibility whatsoever directly to the beneficial owners with respect to transfers of CPRs unless and until such CPRs are transferred into the name of such beneficial owners in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any beneficial owners of shares of NeoPharm Common Stock held of record by Cede & Co., as nominee, by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regards to distribution of payments by DTC to such beneficial owners.

3.3 Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Right Agent, and NeoPharm, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer and the authority of the party presenting the CPR for transfer, which authority shall include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and any other reasonable evidence of authority that may be required by the Rights Agent. Upon receipt of such written notice, NeoPharm shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein (including the provisions of Section 2.2), instruct the Rights Agent to register the transfer of the CPRs in the CPR Register. All duly transferred CPRs registered in the CPR Register shall be the valid obligations of NeoPharm, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CPR shall be valid until registered in the CPR Register, and any transfer not duly registered in the CPR Register will be void ab initio. Any transfer or assignment of the CPRs shall be without charge (other than the cost of any transfer tax) to the Holder.

3.4 A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CPR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CPR Register.

Section 4. Payment Procedures.

4.1 If (i) the Merger has occurred, and (ii) the CPR Payment Event shall occur before the fifth anniversary of the Effective Date of the Merger, then, provided that doing so is not prohibited by or in violation of any law, within nine months following the occurrence of the CPR Payment Event NeoPharm shall deliver to the Rights Agent (i) a notice to the effect that the Holders are entitled to receive the CPR Payment Amount and (ii) $20,000,000 in cash, representing the aggregate CPR Payment Amount payable to the Holders.

4.2 Within five Business Days after receiving the notice and cash described in Section 2.4(a), the Rights Agent shall pay the CPR Payment Amount to each of the Holders (the amount which each Holder is entitled to receive will be based on the applicable CPR Payment Amount multiplied by the number of CPRs held by such Holder as reflected on the CPR Register) by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such CPR Payment Date. The Rights Agent shall have no obligation to pay the CPR Amount except to the extent it has received the necessary funds from NeoPharm.

4.3 NeoPharm shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each payment pursuant to Section 2.4(b), such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts. The CPRs shall not be treated as an interest in a joint venture or partnership for tax purposes.

4.4 Any portion of any CPR Payment Amount that remains undistributed to the Holders for one month after any CPR Payment Date shall be delivered by the Rights Agent to NeoPharm, upon demand, and any Holder shall thereafter look only to NeoPharm for payment of such CPR Payment Amount, but shall have no greater rights against NeoPharm than may be accorded to general unsecured creditors of NeoPharm under applicable law.

4.5 Neither NeoPharm nor the Rights Agent shall be liable to any person in respect of any CPR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any CPR Payment Amount has not been paid prior to two years after the CPR Payment Date (or immediately prior to such earlier date on which the CPR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such CPR Payment Amount shall, to the extent permitted by applicable law, become the property of NeoPharm, free and clear of all claims or interest of any person previously entitled thereto.

(f) The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare risk and for its benefit of funds held in those accounts from time to time.

Section 5. No Voting, Dividends Or Interest; No Equity Or Ownership Interest In NeoPharm.

5.1 The CPRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CPRs to any Holder.

5.2 The CPRs shall not represent any equity or ownership interest in NeoPharm or in any constituent company to the Merger.

Section 6. Ability To Abandon The CPR.

The Holder of a CPR may at any time at its option abandon all of its rights in any CPR by transferring the CPR to NeoPharm without consideration therefor. Nothing in this Section 2.6 is intended to prohibit NeoPharm from offering to acquire CPRs for consideration in its sole discretion.

PART III

THE RIGHTS AGENT

Section 1. Certain Duties And Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the NeoPharm to the Rights Agent as fees and charges, but not including reimbursable expenses.

Section 2. Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

2.1 the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

2.2 whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of NeoPharm, in his or her capacity as such an officer, and delivered to the Rights Agent.;

2.3 the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

2.4 the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

2.5 the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

2.6 NeoPharm agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

2.7 NeoPharm agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and NeoPharm on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income).

Section 3. Resignation and Removal; Appointment of Successor.

3.1 The Rights Agent may resign at any time by giving written notice thereof to NeoPharm specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified. NeoPharm shall have the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by NeoPharm to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

3.2 If the Rights Agent shall resign, be removed or become incapable of acting, NeoPharm, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent, which may be NeoPharm or a Holder. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

3.3 NeoPharm shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CPR Register. Each notice shall include the name and address of the successor Rights Agent. If NeoPharm fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of NeoPharm.

Section 4. Acceptance of Appointment By Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to NeoPharm and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of NeoPharm or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

PART IV

AMENDMENTS

Section 1. Amendments Without Consent of Holders.

1.1 Without the consent of any Holders, NeoPharm, when authorized by a Board Resolution, the Rights Agent, in the Rights Agent’s sole and absolute discretion, and the consent of Insys with respect to any amendments prior to the effective time of the Merger, at any time and from time to time, may amend this Agreement, for any of the following purposes:

(a) to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(b) to add such further covenants, restrictions, conditions or provisions with respect to NeoPharm as the Board of Directors, the Rights Agent and NeoPharm shall consider to be for the protection of the Holders;

(c) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; or

(d) as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act;

provided that, in the case of (i), (ii) and (iii) above, such amendment shall not materially adversely affect the interests of the Holders.

1.2 Promptly after the execution by NeoPharm and the Rights Agent of any amendment pursuant to the provisions of this Section 4.1, NeoPharm shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CPR Register, setting forth in general terms the substance of such amendment.

Section 2. Amendments With Consent of Holders.

2.1 Except as provided in Section 4.1, with the consent of the Holders of not less than a majority of the outstanding CPRs, whether evidenced in writing or taken at a meeting of the Holders, NeoPharm, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders; provided that, without the consent of each Holder, no amendment shall change the CPR Payment Amount, the CPR Payment Date or the CPR Payment Event.

2.2 Promptly after the execution by NeoPharm and the Rights Agent of any amendment pursuant to the provisions of this Section 4.2, NeoPharm shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CPR Register, setting forth in general terms the substance of such amendment.

Section 3. Execution of Amendments.

In executing any amendment permitted by this Article IV, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by NeoPharm stating that the execution of such amendment is authorized or permitted by this Agreement. No such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise shall be effective without the express written agreement of the Rights Agent.

Section 4. Effect of Amendments.

Upon the execution of any amendment under this Article IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and NeoPharm, Insys and every Holder shall be bound thereby.

PART V

OTHER PROVISIONS OF GENERAL APPLICATION

Section 1. Notices to the Rights Agent and NeoPharm.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to the Rights Agent and NeoPharm shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows:

(a)	if to NeoPharm, to:

NeoPharm, Inc.

101 Waukegan Road, Suite 970

Lake Bluff, IL 60044

Attention: Martin McCarthy

with a copy to:

Christopher R. Manning

Burke Warren MacKay & Serritella PC

330 N. Wabash Avenue, 22nd Floor

Chicago, IL 60611

(b)	if to the Rights Agent, to

Computershare

350 Indiana Street, Suite 750

Golden CO 80401

Attention: Patrick Hayes

Section 2. Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CPR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 3. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4. Successors and Assigns.

All covenants and agreements in this Agreement by NeoPharm shall bind its successors and assigns, whether so expressed or not.

Section 5. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns.

Section 6. Governing Law.

This Agreement and the CPRs shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflicts of laws.

Section 7. Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 8. Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 9. Termination.

This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earlier to occur of (a) the payment of all CPR Payment Amounts required to be paid under the terms of this Agreement and (b) the fifth anniversary of the Merger if the CPR Payment Event has not occurred by that date.

Section 10. Entire Agreement.

This Agreement represents the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and this Agreement supersedes any and all other oral or written agreements hereto made.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

NEOPHARM, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC. For both entities

By:
Name:
Title:

DISCLOSURE SCHEDULES

to

AGREEMENT AND PLAN OF MERGER

among

INSYS THERAPEUTICS, INC.,

NEOPHARM, INC.

and

ITNI MERGER SUB INC.

Dated as of October 29, 2010

SECTION 3.9(F) OF THE

NEOPHARM DISCLOSURE SCHEDULE

Taxes and Tax Returns

Description	Amount	Limitation

Net Operating Losses	$268,873,453	Refer to Internal Revenue Code, as amended
General Business Credit	$6,872,899	Refer to Internal Revenue Code, as amended
5 Year Contributions Carryover	$174,423	Refer to Internal Revenue Code, as amended
Alternative Minimum Tax Credits	$39,651	Refer to Internal Revenue Code, as amended
Capital Losses	$0

SECTION 3.10 OF THE

NEOPHARM DISCLOSURE SCHEDULE

Employee Benefits

Health and Welfare Benefit Plans (ADP TotalSource)

	Provider:	Employer Contribution:
Medical (HDHP Plan)	Humana	Yes
Dental	Guardian	Yes
Vision	VSP	No
Health Savings Account	JP Morgan Chase	Yes/elective
Limited Health Care FSA	ADPTS	No
Dependent Care FSA	ADPTS	No

Life & Disability Plans (ADP TotalSource)

	Provider:	Employer Contribution:
Group Term Life	Aetna	Yes
Short Term Disability	Aetna	Yes
Long Term Disability	Aetna	Yes

NeoPharm, Inc. 401(k) Plan (ADP Retirement Services)

Employer Contribution:
Plan 001		Yes/Safe Harbor Plan

NeoPharm, Inc. Employee Stock Purchase Plan

Employer Contribution:
No

Stock Options Plans

Employer Contribution:
NeoPharm, Inc. 1998 Equity Incentive Plan		No
NeoPharm, Inc. 2006 Equity Incentive Plan		No (See Note A)

Note A: All unvested options issued under the 2006 Equity Incentive Plan will vest as a result of the merger.

SECTION 3.13 OF THE

NEOPHARM DISCLOSURE SCHEDULE

Certain Contracts

Counter Party	Description
Research & Development

Huntingdon Life Sciences	IPF Pre-Clinical Research & Development Agreement
Delta Technical Products Company	Lab Equipment Service Contract

Clinical
H. Lee Moffitt Cancer Center	LE-DT Phase II Prostate Cancer Clinical Trial Agreement
Georgetown University	LE-DT Phase II Pancreatic Cancer Clinical Trial Agreement
Providence Portland Medical Center	LE-DT Phase II Prostate Cancer Clinical Trial Agreement
Excel Life Sciences	LEP Phase II Breast Cancer Clinical Trial Agreement
David Croteau, MD	Clinical Trial Consulting Agreement
Fisher Clinical	LE-DT Drug Storage Agreement
Mayer N. Fishman, MD, PhD	Clinical Trial Consulting Agreement

General & Administrative
Chicago Title Land Trust Company	Lake Bluff, IL Office Lease Agreement
ADP TotalSource, Inc.	Payroll, Human Resources and Health Insurance Services Agreement
ADP Retirement Services.	401(k) Plan Recordkeeper
John Drake & Associates, Inc.	Master Agreement to Provide Computer Services
Marling Management, Inc.	Gurnee, IL Industrial Building Lease
Imagetec, L.P.	Copier Lease Finance Agreement
Dumont Ins. Brokers	Directors & Officers Insurance Policy
Chubb	Property & Casualty Insurance Policy
Aquilur Rahman	Consulting Agreement

Employee Benefit Plans
NeoPharm, Inc. 1998 Equity Incentive Plan	Stock Option Plan: all options issued that are still outstanding have vested
NeoPharm, Inc. 2006 Equity Incentive Plan	Stock Option Plan: all unvested options will vest as a result of the merger
NeoPharm, Inc. Employee Stock Purchase Plan	Provides for purchases of NeoPharm’s common stock at a discount from quoted prices
NeoPharm, Inc. 401(k) Plan (ADP Retirement Services)	Company is required to make an annual safe harbor contribution to eligible employees
Life & Disability Plans (ADP TotalSource)	Group term life, short-term disability insurance and long-term disability insurance
Health and Welfare Benefit Plans (ADP TotalSource)	Medical (HDHP Plan), Dental, Vision, Health Savings Account, Limited Health Care FSA, Dependent Care FSA

Counter Party	Description
Commercial Operations
National Institutes of Health	License Agreement: IL-13 GBM NIH L-117, as amended
Georgetown University	License Agreement: LE-raf, as amended
National Institutes of Health	License Agreement: IL-13 GBM NIH L-024, as amended
National Institutes of Health	License Agreement: IL-13 GBM NIH L-226, as amended
Georgetown University	License Agreement: LEP, as amended

Letters of Credit
Carriage Point Limited Partnership	Lake Bluff, IL Office Lease Letter of Credit
Imagetec, L.P.	Copier Lease Finance Agreement Letter of Credit

Legal Settlements
St. Paul Mercury Insurance Company	Settlement Agreement and Policy Release

Open Purchase Orders
Charles River Laboratories	IL-13PE38 IPF Pre-Clinical Research & Development

SECTION 5.1 OF THE

NEOPHARM DISCLOSURE SCHEDULE

Conduct of Businesses Prior to the Effective Time

None.

SECTION 5.2 OF THE

NEOPHARM DISCLOSURE SCHEDULE

NeoPharm Forbearances

None.

SECTION 4.8 OF THE

INSYS DISCLOSURE SCHEDULE

Litigation

Santosh George Kottayil, et. al. v. Insys Therapeutics, Inc., et. al. Case No. CV2009-028831 in the Superior Court of the State of Arizona in and for the County of Maricopa.

SECTION 4.10 OF THE

INSYS DISCLOSURE SCHEDULE

Stock Plans

Amended and Restated Equity Incentive Plan

2007 Equity Incentive Plan

2007 Non-Employee Directors’ Plan

SECTION 5.1 OF THE

INSYS DISCLOSURE SCHEDULE

Conduct of Businesses Prior to the Effective Time

None.

SECTION 5.3 OF THE

INSYS DISCLOSURE SCHEDULE

Insys Forbearances

None.